Exhibit 19

Artius II Acquisition Inc.

POLICY REGARDING INSIDER TRADING AND DISSEMINATION OF INSIDE INFORMATION

In the course of conducting the business of Artius II Acquisition Inc. (the “Company”), we expect that from time to time Company officers, directors and employees will come into possession of material information about the Company or other entities that is not available to the investing public (“material nonpublic information”). Directors, officers and employees of the Company, as well as certain related parties described below, have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to purchase or sell securities of the Company or any other entity while in possession of material nonpublic information about the Company or that other entity. This Policy Regarding Insider Trading and Dissemination of Inside Information (this “Policy”) has been adopted in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company.

Scope of Coverage

The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the officer, director or employee exercises substantial influence or control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

This Policy applies to transactions in common stock, units, rights, contingent rights, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants of the Company and any entity listed on the Restricted List, as described in the Company’s Addendum to Insider Trading Policy (the “Addendum”), as well as derivative securities that are not issued by the Company or any entity on the Restricted List, such as exchange-traded put or call options or swaps relating to such entity’s securities.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and employees of the Company and personnel providing services to the Company who have access to material nonpublic information about the Company or any potential public or private target of the Company (collectively, “Covered Individuals”). These policies are set forth in the Addendum. The Addendum generally requires pre-clearance for all transactions in Company securities, which may also be required for any transactions in the securities of any potential public or private target of the Company. While it will depend on the specific facts and circumstances, any information related to a potential business combination transaction by the Company is likely to be material.

Individual Responsibility

Persons subject to this Policy are individually responsible for complying with this Policy and ensuring the compliance of any family member, household member or entity whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other director, officer or employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Material Nonpublic Information

What is Material Information? Under Company policy and applicable United States laws, information is material if:

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there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
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the information, if made public, likely would affect the market price of the issuer’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material even with respect to issuers that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the relevant issuer in at least one of the following ways:

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public filings with securities regulatory authorities, including, in the case of U.S. issuers, current reports on Form 8-K or periodic reports on Forms 10-K or 10-Q;
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issuance of press releases;
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publicized meetings with members of the press and the public; or
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information contained in proxy statements and prospectuses.

Persons subject to this Policy may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person that had been in possession of material nonpublic information should refrain from any trading activity for two full trading days following the official release of such information.

Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction persons subject to this Policy should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the compliance personnel designated from time to time by the Company. The Company’s current Compliance Officer is Boon Sim.

“Tipping” Material Nonpublic Information Is Prohibited

In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy to convey such information to another (“tipping”) if the person conveying the material nonpublic information knows or has reason to believe that the person will misuse this information by trading in securities or passing such information to others who will trade. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether the person conveying the information receives any monetary benefit from the tippee.

Gifts of Securities

Bona fide gifts of securities are subject to the pre-clearance requirements described in the Addendum.

Safeguarding Confidential Information

If material information relating to the Company or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:

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Confidential information should not be discussed between colleagues in places where the discussions may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.

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Great care should be taken when discussing confidential information on speaker phones or on cellular phones in locations where the conversation may be overheard.  Confidential information should not be discussed with relatives or social acquaintances.

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Computer IDs and passwords should not be shared with any other person. Computers should be password protected and logged off when not in use.

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Confidential documents should be safely stored when not in use and, based upon the sensitivity of the material, kept in a locked desk or office. Documents containing confidential information should not be left where they may be seen by persons who do not have a need to know the content of the documents.

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The Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. If available, Company-authorized encryption software should be used to protect confidential electronic communications.
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The specific terms of any confidentiality agreements that the Company has signed should be complied with by everyone who is covered by their terms.

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Upon termination of a Covered Individual’s relationship with the Company, all physical (including electronic) copies of confidential information, as well as all other material embodied in any physical or electronic form that is based on or derived from such information, must be returned to the Company, and no copies may be retained.

Responding to Requests for Information

Covered Individuals may find themselves the recipient of questions concerning various activities of the Company. These inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition activities and other similar important information. Under no circumstances should a Covered Individual (who is not specifically authorized to do so) attempt to respond to these inquiries without prior authorization. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.

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Requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, should be referred to the Company’s Chief Executive Officer.

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Requests for information from the Securities and Exchange Commission or other regulators should be referred to the Compliance Officer and, if different, the Chief Executive Officer.

Reporting Violations/Seeking Advice

Suspected violations of this Policy should be reported to the Compliance Officer, whose email address is boon@artiuscapital.com. In addition, if a Covered Individual:

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receives material nonpublic information that she or he is not authorized to receive does not legitimately need to know to perform that individual’s responsibilities to the Company, or

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receives confidential information and is unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, that information should not be shared with anyone, including any Covered Individual other than the Compliance Officer, who should be promptly contacted by the Covered Individual who received that information. Containment of the information, until the legal implications of possessing it are determined, is critical.

Post-Termination Transactions

This Policy and the Addendum continue to apply to transactions in Company securities even after termination of a Covered Individual’s relationship with the Company. If an individual is in possession of material nonpublic information when his or her relationship with the Company terminates, that individual may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified in the Addendum, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of the relationship.

Penalties for Violations of this Policy and Laws

In the United States and many other countries, the personal consequences of illegal insider trading can be severe. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. All those who violate U.S. insider trading laws, including tippers, tippees and remote tippees could be subject to the maximum penalty. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all direct and remote tippees. Further, civil penalties of the greater of $1 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Securities Exchange Act of 1934 (or rule promulgated thereunder) may be fined up to $5 million ($25 million for non-individuals) and/or imprisoned for up to twenty years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even a Securities and Exchange Commission investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

If a Covered Individual is located or engaged in dealings outside the U.S., she or he should be aware that laws regarding insider trading and similar offenses differ from country to country. Covered Individuals must abide by the laws in the country where they are located. However, they are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, the applicable Covered Individual must consult the Compliance Officer.

Artius II Acquisition Inc.

ADDENDUM TO POLICY ON
INSIDER TRADING

INTRODUCTION

This Addendum explains requirements and procedures that apply to all directors, officers, and employees of Artius II Acquisition Inc. (the “Company”) or personnel providing services to the Company (collectively, “Covered Individuals”), who have access to material nonpublic information about the Company and any Target, as defined below, and is in addition to and supplements the Company Policy Regarding Insider Trading and Dissemination of Inside Information. This Addendum applies to all Company securities and the securities of any Target that any Covered Individual holds or may acquire in the future.

This Addendum should be read carefully by all Covered Individuals, and when the review has been completed, each Covered Individual must sign the attached acknowledgment form and return it to the Compliance Officer.

PRE-CLEARANCE PROCEDURES

Covered Individuals and their spouses, minor children, adult family members sharing the same household, and any other person or entity over whom the individual exercises substantial influence or control over his, her or its securities trading, may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Compliance Officer. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under U.S. federal laws or regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any nonexempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 (as more fully described below). The requestor should also be prepared to comply with Securities and Exchange Commission (“SEC”) Rule 144 and file Form 144, if necessary, at the time of any sale.

From time to time, an event may occur that is material to the Company and is known by only a few Covered Individuals. In such cases, the Compliance Officer may put in place an event-specific blackout and will deny all pre-clearance requests for trades that would occur during that blackout period. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Compliance Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

RESTRICTED LIST

The Company will maintain a list (the “Restricted List”) that includes potential public or private targets and any other issuer of securities in respect of which the Company may possess or have access to material non-public information, as determined by the Compliance Officer (each a “Target”). Trading in the securities of entities on the Restricted List will be subject to the restrictions set forth in “Pre-Clearance Procedures” of this Addendum. The Compliance Officer will have full discretion to determine if an entity should be added to the Restricted List, and to determine when an entity may be removed from the Restricted List after consideration of the relevant facts and circumstances. The Compliance Officer generally will not remove an entity from the Restricted List until the relevant material non-public information has been publicly disclosed or ceases to be material.

If a Covered Individual believes that she or he or another Covered Individual has obtained material non-public information regarding an entity that is not on the Restricted List, the Covered Individual must promptly inform the Compliance Officer, and refrain from buying, selling or engaging in any other transaction, directly or indirectly, in the securities of that entity, and from disclosing any such material non-public information to anyone other than the Compliance Officer.

The identity of the entities included on the Restricted List is itself highly confidential and must not be communicated, directly or indirectly, to anyone who is not a Covered Individual who is known by the communicating individual to also have access to the Restricted List.

REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), directors (the “Directors”) and certain executive officers (the “Section 16 Officers”) of the Company must file forms with the SEC when they engage in certain transactions involving the Company’s equity securities. In this context, in addition to traditional equity interests such as shares of common stock, “equity securities” of the Company also include any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as derivative securities, and include warrants, options, convertible securities, and stock appreciation rights.

Form 3: Initial Beneficial Ownership Statement. A person who becomes a Director or Section 16 Officer of the Company must file a Form 3 within ten days of becoming a Director or Section 16 Officer, even if the Director or Section 16 Officer is not an owner of the Company’s equity securities at the time. The Form 3 must disclose the Company equity securities owned by the Director or Section 16 Officer immediately prior to assuming office.

Form 4: Changes of Beneficial Ownership Statement. As long as a person remains a Director or Section 16 Officer, a Form 4 must be filed before 10:00 p.m. Eastern on the second business day following the day that there is a change in the number of equity securities of the Company held by that person from that previously reported to the SEC. There are exceptions to this requirement for gifts and a very limited class of employee benefit plan transactions. Unless otherwise exempt, a former Director or Section 16 Officer must report any transaction occurring after the relationship between the Company and that person ends if the transaction is the opposite of a transaction reported within six months before that event and the person was still a Director or Section 16 Officer at the time.

Form 5: Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a Director or Section 16 Officer of the Company during any part of the Company’s fiscal year to report: (1) all reportable transactions in Company equity securities exempt from the Form 4 filing requirement or unreported transactions with a value of less than $10,000; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, a Form 5 must be filed within 45 days after the end of the Company’s fiscal year, which is February 14, or the first business day thereafter. Common types of transactions reportable on Form 5 include gifts and unreported transactions with a value of less than $10,000.

Family Holdings

Directors and Section 16 Officers are presumed to beneficially own securities held by any member of the Director’s or Section 16 Officer’s immediate family sharing the Director’s or Section 16 Officer’s household. As a result, Directors and Section 16 Officers must report all holdings and transactions by immediate family members living in the Director’s or Section 16 Officer’s household. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and in-laws, and also includes adoptive relationships.

If a Covered Individual has any questions concerning whether a particular transaction will require one of these Forms to be filed, or how or when they these Forms should be completed, she or he should ask the Compliance Officer, or such person’s personal legal counsel.

SHORT-SWING TRADING PROFITS AND SHORT SALES

Short-Swing Trading Profits

In order to discourage Directors and Officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company.

“Short-swing profits” are profits that result from any purchase and sale, or sale and purchase of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale or sale and purchase of the same equity securities, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the Director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

PENALTIES FOR VIOLATING THE SECURITIES LAWS
AND COMPANY POLICY

The seriousness of securities law violations is reflected in the penalties these violations carry. A Director’s resignation may be sought, or an Officer or Company employee will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual Covered Individuals may be subject to both criminal and civil liability. These violations may also create negative publicity for the Company.

QUESTIONS

Because of the technical nature of some aspects of the U.S. federal securities laws, all Covered Individuals should review this document carefully and contact the Compliance Officer if at any time she or he (i) has questions about this Policy or its application to a particular situation; or (ii) plans to trade in the Company’s securities, but is unsure whether the transaction might be in conflict with applicable securities laws or this Policy.

Artius II Acquisition Inc.

ACKNOWLEDGEMENT OF REVIEW OF AND AGREEMENT TO COMPLY WITH THE POLICY REGARDING INSIDER TRADING

AND DISSEMINATION OF INSIDE INFORMATION

I, [Insert name of Covered Individual], acknowledge that I have carefully reviewed the Policy of Artius II Acquisition Inc. Regarding Insider Trading and Dissemination of Inside Information, including the Addendum thereto, and hereby agree (as evidenced by my execution of this Acknowledgment) to comply with the Policy.

[Insert Date]

[Insert name of Covered Individual]